    AS FILED WITH THE SECURITIES AD EXCHANGE COMMISSION ON AUGUST 27, 1999
                                                  REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                            -------------------------

                                     FORM S-3
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                            -------------------------

                                AVI BIOPHARMA, INC.
             (Exact name of registrant as specified in its charter)

                 OREGON                                  93-0797222
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

                ONE S.W. COLUMBIA, SUITE 1105, PORTLAND, OR  97258
                                  (503) 227-0554
                 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                            -------------------------

                              DENIS R. BURGER, PH.D.
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                               AVI BIOPHARMA, INC.
                ONE S.W. COLUMBIA, SUITE 1105, PORTLAND, OR  97258
                                  (503) 227-0554
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

                                     COPY TO:
                             BYRON W. MILSTEAD, ESQ.
                                  ATER WYNNE LLP
             222 S.W. COLUMBIA, SUITE 1800, PORTLAND, OR  97201-6618

     Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


         -------------------------------------------------------------------------------
                                                          Proposed          Proposed
           Title of                                        Maximum           Maximum
          Securities           Amount       Offering      Aggregate         Amount of
            To Be              To Be       Price Per      Offering         Registration
          Registered         Registered    Share (1)      Price (1)             Fee
         -------------------------------------------------------------------------------
          Common Stock,        975,000      $3.4375      $3,351,563            $932
          $.0001 par value     shares


          (1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on August 26, 1999, which was approximately $3.4375 per share.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                          SELLING SHAREHOLDERS'
                                                                    PROSPECTUS



                               AVI BIOPHARMA, INC.

                              975,000 Common Shares

                              Nasdaq National Market
                                       AVII



     This Investment involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss of Your Investment. See Risk Factors beginning on page 9.

                              ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Common Shares, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     - This is an offering of Common Shares by existing shareholders of AVI BioPharma, Inc.

     - The selling shareholders will receive all of the proceeds from the sale of the Common Shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of the Common Shares.

     - The selling shareholders may offer and sell the Common Shares on the Nasdaq National Market at prevailing market prices, or in privately negotiated transactions at prices other than the market price. On August 26, 1999, the closing sale price for our Common Shares on the Nasdaq National Market was $3.375.

     - The Common Shares were obtained by the selling shareholders in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended, and represent approximately 7% of the Company's outstanding Common Stock.

     The information in this Prospectus is not complete and may be changed. The selling shareholders may not sell their Common Shares until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell Common Shares and it is not soliciting an offer to buy Common Shares in any state where the offer or sale is not permitted.


                                 August 26, 1999

                                 TABLE OF CONTENTS


                                                                               PAGE
                                                                               ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                  5

SUMMARY                                                                          6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                                8

RISK FACTORS                                                                     9

INFORMATION ABOUT THE COMPANY                                                   13

OUR SELLING SHAREHOLDERS                                                        17

PLAN OF DISTRIBUTION                                                            18

DESCRIPTION OF CAPITAL SHARES                                                   19

LEGAL MATTERS                                                                   21

EXPERTS                                                                         21

ADDITIONAL INFORMATION



                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which we filed with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

          (1) our Annual Report on Form 10-KSB for the year ended December 31, 1998, which we refer to in the rest of this document as our Annual Report; and

          (2) our Report on Form 10-QSB dated August 12, 1999, for the quarter ended June 30, 1999.

     In addition, all documents which we file with the Securities and Exchange Commission ("Commission") pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the Registration Statement and before termination of the offering of Common Shares, including all annual reports on Form 10-KSB, and all filings on Forms 10-QSB and 8-K, will be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date those documents are filed. Any statement contained in a document which is incorporated, or deemed to be incorporated, by reference into this Prospectus, shall be considered modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     You may request a copy of any document incorporated by reference in this Prospectus at no cost. To receive a copy, write or call us at AVI BioPharma, Inc., One S.W. Columbia, Suite 1105, Portland, Oregon 97258, Attention: Mr. Alan P. Timmins, (503) 227-0554.

     We are subject to the informational requirements of the Exchange Act and file reports and other information with the Commission. Reports and other information which we file with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission's telephone number is 1-800-SEC-0330. These materials may be obtained electronically by visiting the Commission's web site on the Internet at http://www.sec.gw. Our Common Stock is listed on the Nasdaq National Market. Reports, proxy statements and other Company materials also can be inspected at 1735 K Street, N.W., Washington, D.C. 20006-1506.

                                       SUMMARY

     MANY OF THE MATTERS SET FORTH IN THIS MEMORANDUM CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH HEREIN. WE REFER YOU TO CAUTIONARY INFORMATION CONTAINED ELSEWHERE HEREIN AND IN OTHER DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.


BUSINESS AVI BioPharma, Inc. (AVI) is an emerging biopharmaceutical company developing therapeutic products using three distinct platform technologies:


                    Therapeutic cancer vaccines   Avicine-TM-                        clinical stage
                    Gene-targeted drugs           Neu-Genes-Registered Trademark-    clinical stage
                    Drug delivery technologies    CytoPorter-TM-                     pre-clinical stage


                    Our principal focus is the treatment of life-threatening diseases, most notably cancer and heart disease. Currently approved drugs or other therapies often prove to be ineffective in treating advanced stages of these diseases or produce numerous unwanted side-effects. Our two leading platforms, Avicine and Neu-Genes, are specifically aimed at solving the challenges faced by today's pharmaceutical products. Each of these products represent large market opportunities. It is estimated that the world-wide market for therapeutic cancer vaccines exceeds $2 billion.

CANCER VACCINES     Avicine, a therapeutic vaccine, represents our most advanced product opportunity, having recently completed a Phase II
                    human clinical trial for colorectal cancer.  Therapeutic
                    cancer vaccines operate under the rationale that active
                    immunization can stimulate an immune response against a
                    pre-existing cancer.  The therapeutic benefit of the vaccine hinges on the existence of specific target sites, called
                    tumor antigens, on the tumor cells.

                    The target for Avicine is human chorionic gonadotropin
                    (hCG). Not only is hCG responsible for stimulating fetal development during pregnancy, but it is also a tumor marker found on cancer cells of all major types including cancer of the colon, pancreas, prostate, lung and breast. It is believed that the role of hCG in pregnancy and cancer is similar. In both cases, it (i) serves as a growth factor encouraging rapid cell division, (ii) fosters the formulation of blood vessels, (iii) stimulates invasion of other tissues and (iv) dampens the immune system to allow the fetus, or the tumor, to avoid rejection. Avicine uses an anti-hCG approach to treating cancer.

                    Avicine has completed five clinical studies in cancer, including Phase II trials in colorectal, in which a total of 172 patients received treatment. From these studies, we believe that the vaccine is a safe and essentially non-toxic therapy and capable of producing a specific immune response in most of the patients. Further, the patients who mounted an immune response to hCG lived longer than patients treated with other conventional therapies. We intend to investigate further the use of Avicine alone or in conjunction with other approved therapies.

GENE-TARGETED
DRUGS Most conventional drugs seek to modify the function of target molecules with as few side effects as possible. Many drugs fail due to (i) their low level of selectivity for a specific disease target or (ii) because of difficulties in their delivery. These two issues also contribute to unwanted side effects. Safe and effective therapeutics for cancer, heart disease, and inflammatory diseases have been particularly difficult to develop because these diseases have few targets for therapeutic intervention that would not prove toxic to the patient.

                    Our gene-targeted drug platform, Neu-Genes, uses synthetic polymers to block the function of certain genetic sequences involved in the disease process. Targeting specific genetic

                                      -6-


                    sequences provides for greater selectivity than available through conventional drugs. Neu-Genes have the potential to provide safe and effective treatment for a wide range of human diseases.

                    We have completed pre-clinical studies and expect to begin
                    Phase I/II clinical trials with Neu-Gene compounds in the later half of 1999 for bone cancer and restenosis, the blockage of arteries following a balloon angioplasty treatment.

INTRACELLULAR DRUG
DELIVERY For drugs to reach a target within a cell, they must cross both tissue and cellular barriers. This requires the drugs to achieve solubility in both the blood stream and cell membranes. CytoPorter-TM-, our intracellular drug delivery platform, is being developed specifically to address this drug delivery challenge. CytoPorter is in pre-clinical development.

STRATEGY We have the experience and resources to initiate the drug discovery and development, move drug candidates through pre-clinical development and into early stage clinical trials (Phase I and Phase II). Our strategy for the near term (2-5 years) is to license the marketing and sales rights for our product candidates to pharmaceutical partners after Phase II clinical trials. In this manner, expensive, late-stage clinical development, marketing and sales will be the responsibility of the licensee. With adequate resources we may consider taking greater responsibility for the late-stage clinical development and marketing opportunities.



CLINICAL DEVELOPMENT PROGRAM


Product Candidate                               Pre-clinical      Phase I            Phase II         Phase III
----------------------------------------------------------------------------------------------------------------
Avicine                                           Completed       Completed          Completed           1999
(Colorectal Cancer Vaccine)

Avicine                                           Completed       Completed          1999
(Pancreatic Cancer Vaccine)

Avicine                                           Completed       Completed          1999
(Prostate Cancer Vaccine)

Resten-NG                                         Completed       1999               1999
(Gene-Targeted Drug for Restenosis)

Resten-NG                                         Completed       1999
(Gene-Targeted Drug for Cancer)

CytoPorter-TM-                                    1999


                  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements, regarding, among other items:

          -    our intention to introduce new products
          -    FDA approval for our products
          -    our expectations about the markets for our products
          -    acceptance of our products in the marketplace
          -    our future capital needs
          -    success of our patent applications
          -    the status of Year 2000 compliance efforts

     We have based these forward-looking statements largely on our expectations.

     Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described in the "Risk Factors" section beginning on page 9, including among others:

          - delays in developing, or the failure to develop, products
          - delays in obtaining, or our inability to obtain, approval by the FDA and other regulatory authorities for our products
          - the development of competing or more effective products by other parties
          -    uncertainty of market acceptance of our products
          - problems that we may face in manufacturing, marketing, and distributing our products
          -    the timing of our future capital needs
          -    our inability to raise additional capital when needed
          - delays in the issuance of, or the failure to obtain, patents for certain of our products and technologies
          -    problems with important suppliers and business partners

     We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this Prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this Prospectus might not transpire.


                         NOTES TO READERS OF THIS PROSPECTUS

     We were incorporated in Oregon in 1980. When we refer to "us," "we," "our," "the Company" and "AVI" in this prospectus, we mean AVI BioPharma, Inc., and its consolidated subsidiaries. Our executive offices are located at One S.W. Columbia, Suite 1105, Portland, Oregon 97258. Our telephone number at that location is (503) 227-0554. Information contained on our websites does not constitute part of this prospectus.

     This prospectus includes our trademarks and registered trademarks, including Avicine, Neu-Gene and CytoPorter. Each other trademark, trade name or service mark appearing in this prospectus belongs to its holder.

                                  RISK FACTORS

     The Shares offered by this Prospectus are speculative and involve a high degree of risk. Before making an investment, you should carefully read this entire Prospectus and consider the following risk factors.

HISTORY OF OPERATING LOSSES AND ANTICIPATED FUTURE LOSSES

     We incurred a net operating loss of $26.7 million in 1998, and $3.7 million for the first six months of 1999. "Net operating loss" represents the amount by which our expenses (other than interest expense) exceed revenues. As of June 30, 1999, our accumulated deficit was $46.5 million. Our losses have resulted principally from expenses incurred in research and development of our technology and products and from selling, general and administrative expenses that we have incurred while building our business infrastructure. We expect to continue to incur significant operating losses in the future as we continue our research and development efforts and seek to obtain regulatory approval of our products. Our ability to achieve profitability depends on our ability to complete development of our products, obtain regulatory approvals and market our products. It is uncertain when, if ever, we will become profitable.

EARLY STAGE OF PRODUCT DEVELOPMENT

     Although we began operations in 1980, we are only in the early stages of the development of our pharmaceutical products. We have devoted almost all of our time to research and development of our technology and products, protecting our proprietary rights and establishing strategic alliances. Our proposed products are in the pre-clinical or clinical stages of development and will require significant further research, development, clinical testing and regulatory clearances. We have no products available for sale, except for research reagents, and we do not expect to have any products available for sale for several years. We have not received any significant revenues from the sale of products and we cannot assure investors that we will successfully develop marketable products, that our sales will increase or that we will become profitable. Third parties may develop superior or equivalent but less expensive, products.

LACK OF ASSURANCE OF REGULATORY APPROVALS

     Except for Avicine, none of our products has been tested in humans, and, except for Avicine, we have not filed an Investigational New Drug Application with the United States Food and Drug Administration on any of our products currently under development. Our proposed products are subject to development risks. These risks include the possibilities that any of the products could be found to be ineffective or toxic, or could fail to receive necessary regulatory clearances. We cannot assure you that any of our products will receive marketing approval from the FDA.

LACK OF OPERATING EXPERIENCE

     We have engaged solely in the development of pharmaceutical technology. Although some of our management have experience in biotechnology company operations, we have limited experience in manufacturing or selling pharmaceutical products. We also have only limited experience in negotiating and maintaining strategic relationships, and in conducting clinical trials and other later-stage phases of the regulatory approval process. We cannot assure investors that we will successfully engage in any of these activities.

NEED FOR FUTURE CAPITAL AND UNCERTAINTY OF ADDITIONAL FUNDING

     Since we began operations, we have obtained operating funds primarily by selling shares of our company.

     Based on our current plans, we believe that current cash balances will be sufficient to meet our operating needs for approximately the next six months. Furthermore, the actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts, the status of our pre-clinical and clinical testing, costs relating to securing regulatory approvals and the costs and timing of obtaining new patent rights, regulatory changes, competition and technological developments in the market. We may need funds sooner than currently anticipated.

     We anticipate that we will need to obtain additional funds during or at the end of this eighteen-month period. If necessary, potential sources of additional funding include strategic relationships, public or private sales of our shares or debt or other arrangements. We do not have any committed sources of additional financing at this time, and it is uncertain whether we can obtain additional funding when we need it on terms that will be acceptable to us or at all. If we raise funds by selling additional shares, the ownership interest of our existing shares will be diluted. If we are unable to obtain financing when needed, our business and future prospects would be materially adversely affected.

DEPENDENCE ON OTHERS FOR CLINICAL TESTING, MANUFACTURING AND MARKETING

     We do not intend to conduct human clinical trials ourselves. We also do not intend to commercially manufacture our products to conduct our clinical trials. We anticipate entering into relationships with larger pharmaceutical companies to conduct later pharmaceutical trials and to manufacture and market our products. We may be unable to enter into corporate partnerships which could impede our ability to bring our products to market. We cannot assure investors that any corporate partnerships, if entered, will be on favorable terms or will result in the successful development or marketing of our products. If we are unsuccessful in establishing advantageous clinical testing, manufacturing and marketing relationships, we are not likely to generate significant revenues and become profitable.

GOVERNMENTAL REGULATION

     All of our products are subject to extensive regulation by the United States Food and Drug Administration and by comparable agencies in other countries. The FDA and comparable agencies require new pharmaceutical products to undergo lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures. We cannot predict when we will complete our clinical trials or when we will be able to submit our products for regulatory review. Even if we submit a new drug application, there may be delays in obtaining regulatory approvals, if we obtain them at all. Sales of our products outside the United States will also be subject to regulatory requirements governing clinical trials and product approval. These requirements vary from country to country and could delay introduction of our products in those countries.

DEPENDENCE ON KEY PERSONNEL

     Our success will depend to a large extent on the abilities and continued service of several key employees, including Drs. Denis Burger, Patrick Iversen, Dwight Weller and Mr. Jeffrey L. Lillard. The loss of any of these key employees could significantly delay the achievement of our goals. Competition for qualified personnel in our industry is intense, and our success will be dependent on our ability to attract and retain highly skilled personnel.

COMPETITION

     The biotechnology industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of pharmaceutical technologies and products. They include:

          - biotechnology, pharmaceutical, chemical and other companies;
          -    academic and scientific institutions;
          -    governmental agencies; and
          -    public and private research organizations.

     Many of these companies and many of our other competitors have much greater financial and technical resources and production and marketing capabilities than we do. Our industry is characterized by extensive research and development and rapid technological progress. Competitors may successfully develop and market superior or less expensive products which render our products less valuable or unmarketable.

PATENTS AND PROPRIETARY RIGHTS

     Our success will depend on our existing patents and licenses, and our ability to obtain additional patents in the future. We have filed 45 patent applications in the United States, Canada, Europe, Australia and Japan and 35 patents have been issued. We license the composition, manufacturing and use of Avicine in all fields except fertility regulation from Dr. Vernon Stevens and The Ohio State University.

     We cannot assure investors that our 10 pending patent applications will result in patents being issued in the United States or foreign countries. In addition, we cannot guarantee that patents which have been or will be issued will afford meaningful protection for our technology and products. Competitors may develop products similar to ours which do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the United States Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the USPTOs and the approval or rejection of patents may take several years.

     Our success will also depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action in order to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the patent rights of others. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. We cannot be certain that any required license would be available to us on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected.

     To help protect our proprietary rights in unpatented trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection if confidential information is used or disclosed improperly. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

POTENTIAL PRODUCT LIABILITY

     The use of our products will expose us to the risk of product liability claims. Although we intend to obtain product liability insurance coverage, we cannot guaranty that product liability insurance will continue to be available to us on acceptable terms or that our coverage will be sufficient to cover all claims against us. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses, lowering our earnings and, depending on revenues, potentially result in additional losses.

OUR PREFERRED SHARES, CLASSIFIED BOARD OF DIRECTORS AND OREGON LAWS COULD PROHIBIT TAKEOVERS

     Our authorized capital consists of 50,000,000 Common Shares and 2,000,000 preferred shares. The Board of Directors, without any further vote by the shareholders, has the authority to issue preferred shares and to determine the price, preferences, rights and restrictions, including voting and dividend rights, of these shares. The rights of the holders of Common Shares may be affected by the rights of holders of any preferred shares that the Board of Directors may issue in the future. For example, the Board of Directors may allow the issuance of preferred shares with more voting rights, higher dividend payments or more favorable rights upon dissolution, than the Common Shares. If preferred shares are issued in the future, it may also be more difficult for others to acquire a majority of our outstanding voting shares. See "Description of Capital Shares" at page 20.

     In addition, we have a "classified" Board of Directors, which means that only one-half of our directors are eligible for election each year. Therefore, if shareholders wish to change the composition of the Board of Directors, it would take at least two years to remove a majority of the existing directors or to change all directors. Having a classified Board of Directors may, in some circumstances, deter or delay mergers, tender offers or other possible transactions which may be favored by some or a majority of our shareholders.

     The Oregon Control Share Act and Business Combination Act limit parties who acquire a significant amount of voting shares from exercising control over us. The Act may lengthen the period for a proxy contest or for a person to vote their shares to elect the majority of our Board.

VOLATILITY OF STOCK MARKET COULD DRIVE DOWN PRICE OF COMMON SHARES

     The market prices for securities of biotechnology companies, particularly those that are not profitable, have been highly volatile. Publicized events and announcements may have a significant impact on the market price of our Common Shares. For example, announcements publicizing poor quarterly financial results, biological or medical discoveries by competitors, failed technological innovations, unfavorable developments concerning patents or other proprietary rights or unfavorable domestic or foreign regulatory developments, may have the effect of temporarily or permanently driving down the price of a company's stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and life sciences companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the ability of a shareholder to dispose of his shares at a price equal to or above the price at which the Shares were purchased.

FUTURE SALE OF ELIGIBLE SHARES MAY LOWER PRICE OF COMMON SHARES

     We have outstanding 13,351,206 Common Shares. Of these shares, 13,351,206 are eligible for sale under Rule 144 or are otherwise freely tradeable. The 975,000 shares covered by this Prospectus will be freely tradeable so long as we keep the Registration Statement (of which this Prospectus is a part) effective. In addition:

     - Our employees and others hold options to buy a total of 2,161,734 Common Shares. The Common Shares to be issued upon exercise of these options, have been registered, and therefore may be freely sold when issued;

     - There are outstanding warrants to buy 4,915,348 Common Shares. The Shares issuable upon exercise of 4,416,814 warrants are registered. These Shares may be freely sold when issued. The holders of warrants covering 400,000 shares have incidental registration rights to have the shares issuable upon the exercise of their warrants registered. Once registered, those shares may be freely sold when issued, for so long as the registration statement is effective and current; and

     - We may issue options to purchase up to an additional 162,848 Common Shares under our stock option plans, which also will be fully saleable when issued.

     Sales of substantial amounts of Common Shares into the public market could lower the market price of our Common Shares.

ABSENCE OF DIVIDENDS

     We have never paid dividends on our Common Shares and do not intend to pay dividends in the foreseeable future.

                          INFORMATION ABOUT THE COMPANY

     For a detailed description of our business and information about our management, see our Annual Report which is incorporated into this prospectus by reference. The following information supplements or supersedes, as may be appropriate, the information contained in our Annual Report:

PRODUCT DEVELOPMENT OVERVIEW

VACCINES - AVICINE THERAPEUTIC CANCER VACCINE

     RATIONALE: Prominent among the newer strategies to treat cancer is the therapeutic cancer vaccine approach. The rationale employed with this approach is that active immunization against the tumor can stimulate an immune response that can be effective in fighting an existing cancer.

     Target sites on tumor cells, called tumor-associated antigens, represent the key components in a cancer vaccine, and the therapeutic benefit of the
vaccine hinges on the selection of these target sites.   AVI BioPharma's
therapeutic cancer vaccine, Avicine, was designed to elicit an immune response directed against a well-characterized target, human chorionic gonadotropin
(hCG).

          ------------------------------------------------------
                AVICINE VACCINE TARGET

                -    Human Chorionic Gonadotropin (hCG),
                     "The Pregnancy Hormone"
                -    A widely expressed tumor target
          ------------------------------------------------------


     Normally, hCG is secreted during pregnancy by fetal cells and the placenta. Cancer is the only significant exception to the normal hCG secretion process. Given this selectivity, hCG is an ideal potential target for a therapeutic cancer vaccine approach. Many different human cancers produce hCG and it is considered a marker of malignancy. Since hCG is a natural human protein, patients do not mount an immune response to hCG unless they are actively immunized.

     The advantages of hCG as a cancer vaccine target compared to other potential targets are significant. This cancer marker is not usually found on normal cells with the exception of those present during a pregnancy. The hormone is widely expressed on all of the major types of cancer, and expression correlates with tumor aggressiveness. Antibodies to hCG are believed to block the hormonal functions that hCG plays in both pregnancy and cancer, including growth promotion, invasion, angiogenesis, and immunosuppression. Therefore, an immune response directed against hCG can be viewed as a two-pronged attack, directing an immune attack against the tumor and neutralizing the hormonal benefits provided by hCG.

     The hCG component in Avicine is a small peptide from this hormone. The peptide is conjugated to a carrier, diphtheria toxoid, to enhance the immune response. Diphtheria toxoid was selected due to wide experience with it as a vaccine component in man, and since most of the population worldwide is vaccinated against it. This provides for an existing immune response to this carrier in patients, which is believed to be important in stimulating an immune response to the hCG peptide.

          -----------------------------------------------------------

                 AVICINE DISTINGUISHING CHARACTERISTICS

                 -    Fully characterized synthetic vaccine
                 -    Produced inexpensively in large quantities
                 -    Targets a widely expressed tumor antigen
                      (hCG)
                 -    Ready for advanced clinical testing
                      (Phase III)
                 -    Applicable to most cancer types in
                      multiple clinical settings
                 -    Twenty years of research and development
          -----------------------------------------------------------

     CLINICAL TRIALS OF AVICINE IN CANCER: Three Phase I studies of Avicine in 87 patients with cancer have been completed. Overall, these studies showed Avicine to be safe and essentially non-toxic. The vaccine was effective in stimulating an immune response to hCG in that most patients. Moreover, apparent survival benefits and some tumor regressions were noted.

     AVI has conducted two Phase II studies with Avicine, a pilot Phase II study in 10 patients with advanced pancreatic cancer, and a multicenter Phase II study in 77 patients with colorectal cancer. Patients with advanced pancreatic cancer are currently treated with chemotherapy, and have a median survival of approximately 18 to 25 weeks. In the 10 advanced pancreatic patients treated with Avicine, the median survival was approximately 33 weeks. Although we believes these results to be encouraging, the Company hesitates to draw conclusions from such a small study other than to use these results to design additional trials.

     Two additional clinical trials have been designed and are scheduled to be initiated in 1999. A Phase II study in patients with advanced pancreatic cancer in which 52 patients will be randomized to two treatment arms, and a second Phase II clinical trial in patients with prostate cancer.

    --------------------------------------------------------------------------

     AVICINE CLINICAL TRIALS


     TRIAL  DESCRIPTION & TYPE                     PATIENTS       STATUS
     1      Phase I safety study                   43 treated     Completed
     2      Phase I metastatic cancer              21 treated     Completed
     3      Phase Ib metastatic cancer             23 treated     Completed
     4      Phase II pancreatic and extension      8  treated     Completed
     5      Phase II colorectal                    77 treated     Completed
     6      Phase II pancreatic                    52             1999
     7      Phase II prostate                      16             1999
     8      Phase III colorectal licensing trial   300            1999


    --------------------------------------------------------------------------

     MULTICENTER PHASE II STUDY IN PATIENTS WITH COLORECTAL CANCER: A Phase II study of Avicine in 77 patients with advanced colorectal cancer has been completed. The objectives of this trial were to determine whether administration of the vaccine would induce immune responses in patients with metastatic colorectal cancer and to measure safety and efficacy in these patients.

     Overall, 51 of the 77 patients responded to the vaccine by producing antibodies to hCG. The patients that were antibody responders had a median survival of 42 weeks. Patients that did not respond immunologically had a median survival of just 17 weeks. Further analysis of the data showed that patients that produced antibodies to both targets on the hCG peptide had a median survival of 66 weeks. This is significantly improved survival (66 versus 37 weeks) compared to treatment with the Pharmacia-Upjohn drug, Camptosar-Registered Trademark-, the current standard of care for advanced colorectal cancer. We have also learned how to stimulate production of antibodies to both targets in most patients.

     Overall these clinical data suggest that the patients that received Avicine and responded by making hCG antibodies had improved median survival compared to patients treated with chemotherapeutic drugs. Avicine was found to be safe and did not exhibit the toxicity associated with cytotoxic drug treatment. Based on these data, AVI BioPharma plans to initiate a Phase III licensing trial in 300 patients with advanced colorectal cancer in 1999.

ANTISENSE - NEU-GENE TECHNOLOGY

TECHNICAL OVERVIEW

     GENE-TARGETED THERAPEUTICS. Most human diseases arise from the function or dysfunction of genes within the body, either those of pathogens, such as viruses, or of one's own genes. New techniques in molecular biology have led to the identification of the genes associated with most of the major human diseases and to the determination of the sequence of their genetic code. Using modern methods of chemical synthesis, compounds can be prepared that recognize target gene sequences in a pathogen or pathogenic process. When these compounds bind tightly to the disease-causing sequence, the genetic process is inhibited, and thus the pathogen or pathogenic process is disabled. This is called "antisense" technology since the "sense" of the genetic code is blocked.

     Limitations of antisense technology in the late 1980s led the Company to pursue the development of NEU-GENE antisense technology with improved pharmaceutical advantages. This effort culminated in the Company's development of a new class gene-targeted drugs. These patented third-generation agents, known as NEU-GENE compounds, display advantageous pharmaceutical properties (stability, specificity, potency and cost effectiveness) over earlier second-generation compounds now in clinical trials by others.

NEAR-TERM ANTISENSE PRODUCT DEVELOPMENT B CANCER AND RESTENOSIS

     The first application of the Company's antisense technology is designed to treat proliferation disorders including cancer and restenosis, a cardiovascular disease. The Company's NEU-GENE target for proliferative is the gene component named c-myc. The Company believes that this target is applicable to a range of proliferative diseases including many types of cancer, certain cardiovascular and inflammatory diseases, and some non-malignant proliferative disorders such as psoriasis, polycystic kidney disease, and chronic graft rejection. The Company has finished pre-clinical development of its first NEU-GENE compound, Resten-NG, and expects to file an IND and initiate two Phase I/II clinical trials in 1999 for restenosis and cancer.

     The following table summarizes the Company's broader NEU-GENE Antisense Development Program:


--------------------------------------------------------------------------------

 ANTISENSE DEVELOPMENT PROGRAM


 Antisense Target       Clinical Indication
 ----------------       -------------------
 C-myc                  cancer, restenosis, psoriasis, chronic graft rejection

 Telomerase             cancer

 BCL2                   cancer

 TNF alpha              arthritis, septic shock, asthma

 NF kappa B             Crohn's Disease, chronic inflammation

 ICAM-1                 arthritis, chronic graft rejection

 Hepatitis C virus      hepatitis


--------------------------------------------------------------------------------

DRUG DELIVERY - CYTOPORTER

     The body has protective barriers that shield it from penetration by foreign agents. Two of these barriers, cell membranes and the outermost layer of the skin, are composed of lipid layers (fat-like substances). The lipid composition of these barriers prevents water-soluble agents from the environment or in the blood from penetrating into the interior of cells and interfering with critical cellular functions. These lipid layers are the principal barriers to effective drug delivery for many drugs that have an intracellular site of action.

     AVI has developed an effective drug delivery technology, called CYTOPORTER, to facilitate the transport of drugs across the lipid barriers of the skin and cell membranes into the interior of cells. This takes place at a rate that is practical to achieve pharmaceutical results. Furthermore, we believe that CYTOPORTER can be chemically adjusted to accommodate a range of drug delivery challenges. The CYTOPORTER drug delivery technology is patented and is currently at the research and development stage. It has applications to FDA approved drugs with delivery problems and drugs in development by pharmaceutical and Biotech companies. We designed this technology to assist in the delivery of our antisense compounds to their genetic targets.

                            OUR SELLING SHAREHOLDERS

     The following table provides certain information with respect to the Shares held by each Selling Shareholder as of August 9, 1999. Except as otherwise noted in the footnotes following the table, none of the Selling Shareholders with our Company or our subsidiaries or other affiliates within the past three years, other than owning Common Shares. Except as otherwise noted, all of the Common Shares owned by each Selling Shareholder are registered for sale pursuant to this Prospectus. The Selling Shareholders, however, are not under any obligation to sell all of any portion of their Shares, nor are the Selling Shareholders obligated to sell any of their Shares immediately under this Prospectus. We will not receive any proceeds from any sales of Shares by the Selling Shareholders.


                                      Number of                                     Shares Owned
                                     Common Shares                                 After Offering(1)
                                     Beneficially
  Selling Shareholder           Owned Before Offering(1)  Shares Offered        Number(2)      Percent
------------------------        ------------------------  --------------        ---------      -------
 Paulson Investment Company(2)         879,309                559,540             319,769         2.4

 Chet and Jackie Paulson(3)            132,020                 81,820              50,200           *

 Erick Paulson                          13,640                 13,640                   0           *

 Wayne Hamersly                         86,000                 85,000               1,000           *

 Scott and Luba Weber                   10,000                 10,000                   0           *

 Farrel Johnson                        110,100                 50,000              60,100           *

 Douglas Little(4)                      53,424                 25,000              28,424           *

 Abdul Halat                           305,500                150,000             155,500         1.2


                                     1,309,440                975,000              28,940


------------------------
    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 19, 1999, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are no considered outstanding for computing the percentage of any other person.

(2) Includes 228,353 shares subject to warrants exercisable within 60 days of August 19, 1999.

(3) Includes 25,200 shares subject to warrants exercisable within 60 days of August 19, 1999.

(4) Includes 500 shares subject to warrants exercisable within 60 days of August 19, 1999.

                              PLAN OF DISTRIBUTION

     The Common Shares may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Shareholders may offer their Common Shares in one or more of the following transactions:

          - on any national securities exchange or quotation service on which the Common Shares may be listed or quoted at the time of sale, including the Nasdaq
               National Market;

          -    in the over-the-counter market;

          -    in private transactions;

          -    through options;

          -    by pledge to secure debts and other obligations;

          -    or a combination of any of the above transactions.

     If required, we will distribute a supplement to this Prospectus to describe material changes in the terms of the offering by the Selling Shareholders.

     The Common Shares described in this Prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer Common Shares to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of Common Shares and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus. The selling shareholders may not be able to sell all of their shares under Rule 144. The selling shareholders may transfer, devise or gift such shares by other means not described in this Prospectus.

     To comply with the securities laws of certain jurisdictions, the Common Shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Common Shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     The anti-manipulation provisions of Rules 101 through 104 under Regulation M of the Exchange Act may apply to purchases and sales of Common Shares by the Selling Shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the Common Shares.

     We have agreed to pay all of the expenses relating to the registration, offering and sale of the Shares by the Selling Shareholder to the public, other than commissions or discounts of underwriters, broker/dealers or agents. We estimate that our expenses in connection with the Offering will be approximately $10,932.

                        DESCRIPTION OF CAPITAL SHARES

     Our authorized capital consists of 50,000,000 shares of Common Stock, par value $0.0001 per share, and 2,000,000 shares of Preferred Stock, par value $0.0001 per share.

TRANSFER AGENT

     Our transfer agent and registrar is ChaseMellon Shareholder Services, LLC.


COMMON STOCK

     We are authorized to issue 50,000,000 shares of Common Stock. As of June 30, 1999, 13,351,206 shares of Common Stock were outstanding and were held of record by approximately 950 shareholders. Holders of Common Stock are entitled to one vote for each share at all meetings of our shareholders. Subject to preferences of Preferred Stockholders, Common Stockholders are entitled to receive ratably dividends declared by our Board. Common Stockholders have no preemptive, subscription, redemption or conversion rights. If we are liquidated or dissolved, Common Stockholders would share equally in our assets remaining after the payment of all our liabilities and the liquidation preference of any Preferred Stockholders.

PREFERRED STOCK

     Our Board of Directors is authorized to issue up to 2,000,000 shares of undesignated Preferred Stock. No shares of Preferred Stock have been issued. Our Board has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions of the Preferred Stock, as well as fix the number of shares, without any further vote or action by the shareholders. Our Board, without shareholder approval, may issue Preferred Stock with voting and conversion rights superior to the voting rights of the Common Shares. The Preferred Stock may also decrease the amount of earnings and assets distributed to Common Stockholders. Issuance of Preferred Stock may delay or prevent a change in control.

WARRANTS

     REPRESENTATIVES' WARRANTS.   We issued Representatives' Warrants to the
underwriters of our initial public offering to purchase 400,000 shares of our common stock. The Representatives' Warrants entitle the holder to acquire up to 200,000 units, each unit consisting of a share of common stock and a warrant to purchase a share of common stock for $10.80 per unit and are exercisable until June 3, 2002. The warrant initially entitles the holder to purchase one share of common stock at a price of $13.50.

     NASDAQ WARRANTS.   We have outstanding warrants to purchase 2,300,000
shares of common stock that were issued in our initial public offering and are traded on the Nasdaq National Market under the symbol AVIIW. These warrants are exercisable until June 3, 2002. We may redeem them at a price of $0.25 per warrant if the closing bid price of our Common Stock has been at least 200% of the warrant exercise price for twenty (20) consecutive trading days. The initial exercise price of these warrants is $13.50.

     ITC MERGER WARRANTS.   We have outstanding warrants to purchase
2,116,814 shares of the common stock that were issued in connection with our acquisition of ImmunoTherapy Corporation. These warrants are exercisable after September 15, 2000 and until May 15, 2003. We may redeem them at a price of $0.25 per warrant if the closing bid price of our common stock has been at least 200% of the exercise price for twenty (20) consecutive trading days and the warrants have been exercisable. These warrants will be traded under the symbol AVIIX.

     OTHER WARRANTS.   We have also issued warrants to purchase 98,543 shares
of common stock. These warrants are currently exercisable. We have issued an additional 100,000 warrants which are exercisable at $3.60 per share and have a term of five years.

STOCK OPTIONS

     A total of 2,200,000 shares of our common stock are reserved for issuance under our 1992 Stock Incentive Plan. As of June 30, 1999, we had outstanding 1,940,240 options to purchase shares under the 1992 Stock Incentive Plan.

     In 1998, we assumed the obligations under the 1997 Stock Option Plan of ImmunoTherapy Corporation. After the acquisition of ImmunoTherapy Corporation and as of June 30, 1999, 221,494 options to purchase shares of our common stock were outstanding under the 1997 plan.

OREGON CONTROL SHARES AND BUSINESS COMBINATION STATUTES

     We are subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction that results in the Acquiring Person holding more than 20.0%, 33.3% or 50.0% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to the control shares by (i) a majority of each voting group entitled to vote and (ii) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiring Person and shares held by our officers and inside directors.
 The term "Acquiring Person" is broadly defined to include persons acting as a group.

     The Acquiring Person may, but is not required to, submit to us a statement setting forth certain information about the Acquiring Person and its plans with respect to us. The statement may also request that we call a special meeting of shareholders to determine whether voting rights will be accorded to the control shares. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders. If the Acquiring Person's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares which may not be less than the highest price per share by the Acquiring Person for the control shares.

     We are subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interest Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation, and (c) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are officers and certain employee benefit plans), (ii) the Board of Directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's outstanding voting stock or (iii) the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock. See "RISK FACTORS -- Anti-Takeover Effects of Certain Charter Provisions and Oregon Law."

                                 LEGAL MATTERS

     Ater Wynne LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97201, our attorneys, have opined that the Common Shares are duly and validly issued, fully paid and nonassessable.

                                    EXPERTS

     The audited financial statements in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


          SEC Registration Fee                    $     932
          Nasdaq Listing Fee                             --
          Accountant's Fees and Expenses              5,000
          Legal Fees and Expense                      5,000
          Blue Sky Fee and Expenses                      --
          Miscellaneous                                  --

          Total                                      10,932


          * Represents expenses related to the distribution by the Selling Shareholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholder. All amounts are estimates except for the SEC Registration Fee and the Nasdaq and Boston Stock Exchange listing fees.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company to the fullest extent permitted by law. The Oregon Business Corporation Act, permits a corporation to limit, under certain circumstances, a director's liability for monetary damages in actions brought by the corporation or its stockholders. As an Oregon corporation, the Company is subject to the OBCA and the exculpation from liability and indemnification provision contained therein. Pursuant to
Section 60.047(2)(d) of the OBCA, Article II of the Company's Fifth Restated Articles of Incorporation (the "Articles") eliminates the liability of the Company's directors to the Company or its stockholders for monetary damages, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

     Section 60.387, ET SEQ., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had not reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnity against the reasonable expenses associated with such claims. Corporations may not indemnify against breached of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claims was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards or conduct set out in the statute.

     The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, voce of stockholders or otherwise.

     The Company's Articles also provide for the elimination of liability of directors for monetary damages to the full extent permitted by the Oregon Business Corporations Act.

     The Company has entered into indemnification agreements with its directors and certain of its officers.

ITEM 16.  EXHIBITS.


                                  Exhibits
     Number                       --------
     ------
        5.1         Opinion of Ater Wynne LLP

       23.1 Consent of Arthur Andersen LLP, independent public accountants

       23.2         Consent of Ater Wynne LLP (included in Exhibit 5.1)

       24.1         Power of Attorney (included on page II-3)


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be in the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on August 26, 1999.



                                  AVI BIOPHARMA, INC.


                                  By: /s/ Denis R. Burger
                                      -----------------------------------------
                                          Denis R. Burger, Ph.D.
                                          President and Chief Executive Officer




                                  POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Denis R. Burger and Alan P. Timmins, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the date indicated.


Signature                          Title                                      Date

 /s/ Denis R. Burger, Ph.D.        President, Chief Executive             August 26, 1999
---------------------------------  Officer and Chairman of the          -------------------
Denis R. Burger, Ph.D.              Board (Principal Executive Officer)


 /s/ Alan P. Timmins               Chief Operating Officer, Chief         August 26, 1999
---------------------------------  Financial Officer and Director       -------------------
Alan P. Timmins                    (Principal Financial and
                                   Accounting Officer)


 /s/ Dwight D. Weller, Ph.D.       Senior Vice President of               August 26, 1999
---------------------------------  Chemistry and Manufacturing          -------------------
Dwight D. Weller, Ph.D.            And Development and Director


 /s/ Patrick L. Iverson, Ph.D.     Senior Vice President of               August 26, 1999
---------------------------------  Research and Development             -------------------
Patrick L. Iverson, Ph.D.          and Director


                                      -24-


/s/ Jeffrey L. Lillard             Vice President and Director            August 26, 1999
---------------------------------                                       -------------------
Jeffrey L. Lillard


 /s/ Bruce L. A. Carter, Ph.D.     Director                               August 26, 1999
---------------------------------                                       -------------------
Bruce L. A. Carter, Ph.D.


 /s/ Nick Bunick                   Director                               August 26, 1999
---------------------------------                                       -------------------
Nick Bunick


 /s/ Joseph Rubinfeld              Director                               August 26, 1999
---------------------------------                                       -------------------
Joseph Rubinfeld


                               INDEX TO EXHIBITS


      Number
      ------
        5.1         Opinion of Ater Wynne LLP

       23.1 Consent of Arthur Andersen LLP, independent public accountants

       23.2         Consent of Ater Wynne LLP (included in Exhibit 5.1)

       24.1         Power of Attorney (included on page II-3)










                                      -26-